EXHIBIT 6

                               Mafco Holdings Inc.
                               35 East 62nd Street
                            New York, New York 10021



                                                              December 3, 2002


Pneumo Abex Corporation
Third Street and Jefferson Avenue
Camden, New Jersey 08104

Gentlemen:

                  Mafco Holdings Inc., a Delaware corporation ("Mafco"), and Pneumo Abex Corporation, a Delaware corporation ("Pneumo Abex"), and M & F Worldwide Corp., a Delaware corporation ("M & F Worldwide") hereby agree that Mafco, or a wholly owned subsidiary of Mafco, will purchase from Pneumo Abex $11,420,000 principal amount of 9-5/8% Senior Subordinated Discount Notes Due 2006 of Panavision (the "Notes"), on which there is approximately $372,498 of accrued and unpaid interest, for an aggregate purchase price of $4,735,798 in cash.

                  In connection with the transactions contemplated by this letter agreement (the "Letter Agreement"), Mafco represents and warrants that:

1. Mafco is a corporation duly organized, validly existing and in good standing under the laws of Delaware;

2. None of the execution and delivery of this Letter Agreement, the consummation of the transactions herein contemplated or compliance with the terms and conditions hereof by Mafco will conflict with or result in a breach of, or require any authorization, approval or consent which has not been obtained under, or constitute a default under, the charter or by-laws of Mafco, or any applicable provision or term of any law or regulation, or any order, writ, injunction or decree of any court or governmental authority or agency, or any material agreement or instrument to which Mafco is a party or by which Mafco or any of its property is bound or to which it is subject;

3. Mafco has all necessary corporate power, authority and legal right to execute, deliver and perform its obligations as described in this Letter Agreement and the execution, delivery and performance by Mafco of this Letter Agreement has been duly authorized; and

4. This Letter Agreement has been duly and validly executed and delivered by Mafco and constitutes the legal, valid and binding obligation of Mafco, enforceable against Mafco in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer or similar laws of general applicability affecting the enforcement of creditors' rights and (ii) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                  In connection with the transactions contemplated by this Letter Agreement, M & F Worldwide and Pneumo Abex (together, the "Companies") represent and warrant that:

1. Each of the Companies is a corporation duly organized, validly existing and in good standing under the laws of Delaware;

2. None of the execution and delivery of this Letter Agreement, the consummation of the transactions herein contemplated or compliance with the terms and conditions hereof by the Companies will conflict with or result in a breach of, or require any authorization, approval or consent which has not been obtained under, or constitute a default under, the charter or by-laws of each of the Companies, or any applicable provision or term of any law or regulation, or any order, writ, injunction or decree of any court or governmental authority or agency, or any material agreement or instrument to which either of the Companies is a party or by which either of the Companies or any of their property is bound or to which it is subject;

3. Each of the Companies has all necessary corporate power, authority and legal right to execute, deliver and perform their obligations as described in this Letter Agreement and the execution, delivery and performance by the Companies of this Letter Agreement has been duly authorized;

4. This Letter Agreement has been duly and validly executed and delivered by the Companies and constitutes the legal, valid and binding obligation of the Companies, enforceable against each of the Companies in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer or similar laws of general applicability affecting the enforcement of creditors' rights and (ii) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law); and

5. The transfer of the Notes will effectively vest in Mafco good, valid and marketable title to the Notes, free and clear of all Encumbrances whatsoever, except for any Encumbrances arising under the Securities Act of 1933 (the "Securities Act") or state securities laws. As used in this Letter Agreement, the term "Encumbrances" shall mean any and all liens, charges, security interests, options, claims, mortgages, pledges, or agreements, obligations, understandings or arrangements or other restrictions on title or transfer of any nature whatsoever.


                  Upon delivery of the Notes in exchange for $4,735,798 in cash, Mafco, M & F Worldwide and Pneumo Abex shall execute and deliver a cross receipt in the form attached hereto as Exhibit A.

                   If you are in agreement with the foregoing, please so indicate by signing the enclosed duplicate copy of this Letter Agreement.



                                          Very truly yours,

                                          MAFCO HOLDINGS INC.



                                      By: /s/ Todd J. Slotkin
                                          -------------------------------
                                          Name: Todd J. Slotkin
                                          Title: Executive Vice President and
                                                 Chief Financial Officer


ACCEPTED AND AGREED TO:

M & F WORLDWIDE CORP.


By: /s/ Howard Gittis
Name:    Howard Gittis
Title:   Chairman of the Board of
         Directors, President and Chief
         Executive Officer


PNEUMO ABEX CORPORATION


By: /s/ Dexter L. Kenfield
    --------------------------------
Name:    Dexter L. Kenfield
Title:   Vice President and
         Assistant Secretary

                                                                       EXHIBIT A

                                  CROSS RECEIPT


         Mafco hereby acknowledges delivery of the Notes in satisfaction of M & F Worldwide's obligations under the Letter Agreement.


MAFCO HOLDINGS INC.


By: /s/ Todd J. Slotkin
    --------------------------------
      Name: Todd J. Slotkin
      Title:  Executive Vice President and
              Chief Financial Officer


         M & F Worldwide hereby acknowledges delivery of $4,735,798 in satisfaction of Mafco's obligations under the Letter Agreement.


M & F WORLDWIDE CORP.


By: /s/ Howard Gittis
    ------------------------------------
Name:  Howard Gittis
Title: Chairman of the Board of
       Directors, President and Chief
       Executive Officer


PNEUMO ABEX CORPORATION


By: /s/ Dexter L. Kenfield
    --------------------------------
Name:  Dexter L. Kenfield
Title: Vice President and
       Assistant Secretary